EXHIBIT 10.4

BUSINESS STAFFING, INC.

EXECUTIVE OFFICER NEW REVENUE PARTICIPATION INCENTIVE PLAN

This Executive Officer New Revenue Participation Incentive Plan is established and adopted by Business Staffing, Inc. (the “Company”) effective as of January 1, 2007, upon the following terms and conditions.

1. PURPOSES OF THE PLAN. The purposes of this Plan are to advance the interests of the Company and Kaiser Ventures LLC (“Kaiser”) by:

•	Retention of key executive personnel;

•	Providing additional incentives to those personnel; and

•	Promoting the creation of new sources of revenue for the benefit of Kaiser and to maximize the ultimate distribution of cash to Kaiser’s members.

2. OVERVIEW. The Plan creates a performance based incentive pool for the management of the Company, whose value will depend upon the New Net Revenue (as defined below) generated for the benefit of Kaiser. As further provided herein, the Plan provides for the creation and payment of an incentive pool equal to eighteen percent (18%) of the amount of any New Net Revenue (as defined below) which shall be payable fifty percent (50%) in Kaiser Class A Units and fifty percent (50%) in either cash or contributions to the Company’s SERP.

3. DEFINITIONS. As used herein, the following definitions shall apply:

“ANNUAL AUDITED FINANCIAL STATEMENTS” shall mean Kaiser’s annual year end financial statements audited by Kaiser’s independent registered public accounting firm.

“BOARD” means the Board of Directors of the Company.

“CLASS A UNITS” means the Class A Units of Kaiser.

“COMMITTEE” means a committee of the Company composed of the same individuals that serve on the Human Relations Committee of Kaiser. To the extent it is involved in such matters, any Committee must comply with any applicable requirements for any payments under this Plan to qualify as “performance-based compensation” under Section 162(m) with respect to “covered employees” within the meaning of Section 162(m).

“COMPANY” means Business Staffing Inc.

“EXECUTIVE OFFICERS” means the persons set forth on Schedule 1 provided they remain in the employment of the Company and any person that may be added by the Committee in connection with the replacement of a current Executive Officer as provided in Section 9.5.

“INCENTIVE BONUS PERFORMANCE POOL” means eighteen percent (18%) of the Net New Revenue of Kaiser as provided and determined in Section 4.1 below.

“KAISER” means Kaiser Ventures LLC and, unless the context otherwise requires, the subsidiaries of Kaiser.

“NEW NET REVENUE” means the positive difference, if any, determined by the subtraction of New Revenue Expenses from New Revenue.

“NEW REVENUE” means all revenue generated from new lines of business or new sources of revenue for Kaiser that are not historically recurring revenues as of January 1, 2006. New Revenue shall not include revenues generated from the sale of Kaiser’s existing assets and projects, except as provided herein, distributions from Kaiser’s interest in West Valley MRF, LLC, revenues generated as a result of landfill operations at Eagle Mountain, interest and investment income. New Revenue shall include, but is not limited to, the items listed on Schedule 2 attached hereto

“NEW REVENUE EXPENSES” means all incremental and new direct and indirect expenses incurred in the generation of New Revenue but New Revenue Expenses shall not include the amortization or depreciation cost of any existing asset or an allocation of any fixed expense or charge, including the allocation of the base salary and benefits of existing employee positions of the Company. For capital assets purchased to generate New Revenue, New Revenue Expenses shall include the annual depreciation or amortization charge for such capital asset as determined by the Committee, but which in any event shall be fully amortized over the predicted duration of the related New Revenue stream; provided, however, if the purchase price for the new capital asset should be less than $10,000, it will be deemed fully expensed for purposes of this Plan in the year of purchase.

“PLAN” means this Executive Officer New Revenue Participation Incentive Plan.

“SERP” means the Company’s Supplemental Executive Retirement Plan that was first established in 1995.

4. PAYMENT OF PERFORMANCE INCENTIVE BONUSES.

4.1 EARNING OF INCENTIVE BONUSES. Subject to the terms and conditions of this Plan, the Incentive Performance Bonus Pool shall be eighteen percent (18%) of the New Net Revenue of the Company as measured on a calendar year basis as determined from the Annual Audited Financial Statements beginning with the calendar year ending December 31, 2007, and it shall be awarded annually to the Executive Officers

4.2 TIMING OF THE DETERMINATION OF THE PERFORMANCE INCENTIVE BONUS POOL. The final determination of the New Net Revenue and the Incentive Performance Bonus Pool for each calendar year shall be made by March 14 of the following calendar year or such earlier date as may be required by applicable U.S. Internal Revenue regulations to prevent the compensation payable pursuant to this Plan to be considered “deferred” compensation.

4.3 PAYMENT. The Incentive Performance Bonus Pool shall be divided among and paid equally to all Executive Officers; provided, however, if any individual shall no longer be an Executive Officer as of the end of any applicable calendar year, the amount of that Executives Officer’s performance bonus shall be prorated based upon the actual number of days he or she served as an Executive Officer during the applicable calendar year unless the Committee should otherwise decide and the Incentive Performance Bonus pool shall thereafter be divided among and paid to the remaining Executive Officers except that any replacement Executive Officer shall participate, if at all, as provided in Section 9.5 below. Any bonus payable under the Plan shall be paid by March 14 of each calendar year and shall be paid fifty percent (50%) in Class A Units and fifty percent (50%) , either in cash or by a contribution to the SERP account of the applicable Executive Officer. All Class A Units shall be issued at fair market value as of the date of the issuance of the Class A Units as established by the Committee.

5. EXAMPLES. Examples of New Revenue, New Revenue Expenses and New Net Revenue and the calculation and payments of amounts under this Plan are attached to this Plan as Exhibit “A.”

6. REPORTING. Kaiser shall undertake such steps as necessary and appropriate to accurately record New Revenue and New Revenue Expenses. The Company shall provide each Executive Officer, at any time at which a payment is due under the Plan, with a statement setting forth its calculation of the payment(s) then due. Each Executive Officer shall have fifteen (15) days to review such statement, and unless such Executive Officer provides written notice to the Company of any objections to the calculation within that period, the calculation shall be final and binding. If an Executive Officer timely objects to the statement, the dispute will be immediately submitted to a arbitrator agreed by the Company and the Executive Officer(s) or, if no such arbitrator is agreed upon within fifteen (15) days, the dispute shall be resolved under the commercial arbitration rules of the American Arbitration Association. The determination of the arbitrator shall be final, conclusive and binding on the parties.

7. WITHHOLDINGS. The Company shall deduct all federal, state, local and other taxes or withholdings required by law to be withheld with respect to any all amounts paid under this Plan.

8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. In the event of a reorganization, recapitalization, unit split, unit distribution, combination of units, merger, consolidation or any other change in the equity structure of Kaiser the Committee will make appropriate adjustments in the number and kind of units (or other equity interests). However, no fractional Class A Units will be issued pursuant to any such adjustment and the fair market value of any fractional units result from adjustments will be paid in cash to each Executive Officer, as applicable.

9. NON-TRANSFERABILITY OF RIGHTS.

9.1 NO TRANSFERS. No Executive Officer may sell, pledge, assign, hypothecate, transfer or dispose of any of his or her rights under this Plan in any manner other than by will or by the laws of descent or distribution, except that the Company may, if it wishes to do so, allow the spouse of the Participant to hold and/or exercise rights hereunder pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA.

9.2 DESIGNATION OF BENEFICIARY. An Executive Officer may file a written designation of a beneficiary who is to receive any payments under this Plan in the event of the Executive

Officer’s death. If an Executive Officer is married and the designated beneficiary is not his or her spouse, spousal consent shall be required for such designation to be effective. An Executive Officer may change such designation of his or her beneficiary at any time by written notice, subject to the above spousal consent conditions.

9.3 EFFECT OF NO DESIGNATION. If an Executive Officer dies and there is no living beneficiary validly designated under this Plan, any payments under this Plan due to the Executive Officer will be made to the executor or administrator of the estate of the Executive Officer.

9.4. RIGHTS OF PARTICIPANTS AND BENEFICIARIES. The Company shall pay all amounts payable hereunder only to the Executive Officer or any beneficiaries properly designated pursuant to this Plan. The Company shall not be liable for the debts, contracts or engagements of any Executive Officer or his or her beneficiaries, and rights to payments under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding, while in the hands of the Company.

9.5 REPLACEMENT EXECUTIVE OFFICERS. If an Executive Officer ceases to work for the Company or Kaiser on a full time or part time basis, the Committee may in its discretion elect to allow a replacement Executive Officer (provided the replacement is not already an Executive Officer) to participate in the Incentive Performance Bonus Pool in any amount up to but not exceeding the amount that would have been received by the former Executive Officer.

10. NO RIGHT TO CONTINUED EMPLOYMENT. This Plan shall not confer upon a Executive Officer any right with respect to continuing the Executive Officer’s employment or consulting relationship with the Company and/or Kaiser, nor shall it interfere in any way with the Executive Officer right or the Company’s right to terminate such employment or consulting relationship at any time, with or without cause. This Plan shall not affect the rights of the Executive Officers or any other employees to participate under other plans of the Company.

11. FUNDING; RIGHTS TO PAYMENT. This Plan is an unfunded arrangement. To the extent any Executive Officer acquires a right to receive payments under the Plan, such rights shall be no greater than the right of any unsecured creditor of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or fiduciary relationship among the Company, Kaiser and any Executive Officer, which shall continue to be as it was without reference to this Plan.

12. ADMINISTRATION.

12.1 ADMINISTRATOR. The Plan shall be administered by the Committee selected by the Board. The Committee shall initially consist of the members of Kaiser’s Human Relations Committee. The Committee may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by applicable laws, and to the extent relevant, the rules for qualification as “performance-based compensation” under Section 162(m).

12.2 POWERS OF ADMINISTRATOR. Subject to the provisions of the Plan and, in the case of the Committee, the Committee shall have the authority, in its discretion to take any action provided in this Plan, including:

•	to construe and interpret the terms of the Plan;

•	to prescribe, amend and rescind rules and regulations relating to the Plan; provided such do not conflict with the terms of any agreement with an Executive Officer; and

•	to make all other determinations deemed necessary or advisable for administering the Plan.

12.3 EFFECT OF DECISIONS. The decisions, determinations and interpretations of the Board and the Committee made in good faith shall be final and binding on all Executive Officers.

13. AMENDMENT AND TERMINATION OF THE PLAN. This Plan may be amended with the consent of the Executive Officers that are included within the Plan as of the effective date of the amendment and the Company. The right to earn awards under this Plan will expire on the earlier of the distribution of substantially all the cash proceeds to Kaiser members resulting from a sale of Kaiser’s assets or December 31, 2016.

14. MISCELLANEOUS. The Plan shall be governed by, and construed in accordance with the laws of the State of Delaware (without giving effect to conflicts of law principles).

ADOPTED

The foregoing Business Staffing, Inc. Executive Officer New Revenue Participation Incentive Plan (and exhibits thereto) was approved by the Board of Directors of Business Staffing, Inc. to be effective as of January 1, 2007.

BUSINESS STAFFING, INC.

By:	/s/ Richard E. Stoddard
Richard E. Stoddard
President

APPROVED

The foregoing Business Staffing, Inc. Executive Officer New Revenue Participation Incentive Plan (and exhibits thereto) was approved by the Board of Managers of Kaiser Ventures LLC and Kaiser Ventures LLC agrees to issue Class A Units in accordance with the Plan to be effective as of January 1, 2007.

KAISER VENTURES LLC

By:	/s/ Todd G. Cole
Todd G. Cole
Chairman of Human Relations Committee

SCHEDULE 1

EXECUTIVE OFFICERS

Richard E. Stoddard

James F. Verhey

Terry L. Cook

SCHEDULE 2

NEW REVENUE

New Revenue shall include, but is not limited to, revenue generated from the following items/matters:

•	The rental of houses and other facilities at Eagle Mountain;

•	The rental of Kaiser’s house at Lake Tamarisk;

•	The rental of the Eagle Mountain site for military, law enforcement or similar training;

•	The rental of the existing Eagle Mountain prison facilities or a site for construction of a new prison facility;

•	Sales and royalties from the sale of minerals and rock products;

•	Energy projects;

•	The sale or lease of new assets;

•	Movies; commercials; photo shoots; and

•	Real estate development (excluding pre-development values of pre-existing properties as determined by the Committee)

Exhibit “A”

To

BUSINESS STAFFING, INC. NEW REVENUE PARTICIPATION INCENTIVE PLAN

EXAMPLES OF NEW REVENUE, NEW REVENUE EXPENSES, CALCULATION AND PAYMENT OF

THE INCENTIVE PERFORMANCE BONSUS POOL

EXAMPLE 1

Assume during calendar year 2008, Kaiser received $225,000 from the lease of its Kaiser Eagle Mountain facilities for military training under a five (5) year contract, $36,000 from the lease of houses at Eagle Mountain, and $80,000 from the sale of two lots at Lake Tamarisk. One of Kaiser’s employees was paid $2,000 in over time directly related to the military training conducted Eagle Mountain, an air conditioning unit was replaced at one of the houses rented for a full year at a price of $5,000 and it has an estimated useful life of 10 years, and a 6% commission was paid in connection with the sale of the Lake Tamarisk Lots. In this example, items that would constitute New Revenue would be: (i) the $225,000 received from the lease of the Eagle Mountain facilities for military training; and (ii) the $36,000 received from the rental of houses at Eagle Mountain. New Revenue would not include the sale of the Lake Tamarisk lots as those are existing assets of Kaiser. New Revenue Expenses would be: (i) the $2,000 in overtime paid to Kaiser’s employee but no portion of his regular salary would be a New Revenue Expense; and (ii) the full cost of the air conditioning unit of $5,000 because it was a capital asset with a purchase price of less than $10,000. New Net Revenue would be $254,000 calculated as follows: New Revenue of $261,000 ($225,000 + $36,000) less New Net Revenue Expenses of $7,000. The Incentive Performance Bonus Pool would equal $45,720 calculated as follows: (18% of $254,000). In addition, assume that the fair market value of Kaiser’s Class A Units was determined to be $.50. Each of the three Executive Officers would receive an incentive performance bonus of $15,240 payable as follows: 50% in Class A Units at $.50 per unit which would result in 15,240 units being issued to each officer (no fractional units would be issued) and $7,120 in cash or a SERP contribution.

EXAMPLE 2

Assume the same facts as in Example 1 above, but also assume that Kaiser spent an additional $25,000 to construct a high speed internet line for the direct benefit of the military training exercises which is amortized over five years and it sold rock products for a royalty of $3.00 per ton and it sold 50,000 tons for a highway construction project for a total of $150,000. Outside legal services for $12,000 were spent to collect the revenues generated from the lease of the Eagle Mountain facility for military training. In addition, to those items identified above as New Revenue, the sale of the rock for $150,000 would be New Revenue and the amount paid in legal expenses and the amortized costs of the high speed internet line would be New Expenses. In this example, the New Net Revenue of $387,000 would be calculated as follows: New Revenue of $411,000 consisting of: (i) Military training revenues of $225,000 + housing rentals of $36,000 + rock sales of $150,000. From New Revenue would be subtracted New Revenue Expenses of $24,000 consisting of: (i) $2,000 in overtime; (ii) $5000 which is the full cost of the new air conditioning unit since its purchase price was less than $10,000; (iii) $5,000 which is the amortized cost of the new internet line; and (iv) $12,000 which is the legal fees to collect the military training rent. The Incentive Performance Bonus Pool would equal $69,660 calculated as follows: (18% of $387,000). Each of the Executive Officers would receive an incentive bonus of $23,220 payable 50% in Class A Units and 50% in either cash or a contribution to the SERP. The number of Class A Units to be issued to each Executive Office in the example would be 23,220 units (no fractional units would be issued) and $11,610.00 in either cash or a SERP contribution.